 Exhibit 99.1

Innovative Solutions & Support, Inc. Announces Fourth Quarter and Full Year Fiscal 2023 Financial Results

EXTON, Pa. – December 20, 2023 – (BUSINESS WIRE) Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (NASDAQ: ISSC) today announced its financial results for the fourth quarter and full fiscal year 2023, which ended September 30, 2023.

For the fourth quarter of fiscal 2023, IS&S reported net sales of $13 million, up 79% from $7.3 million in the fourth quarter a year ago. The Company reported net income of $2.6 million, or $0.15 per share, increases of 63% and 67%, respectively, compared to $1.6 million, or $0.09 per share, in the fourth quarter of fiscal 2022.

Gross profit in the fourth quarter of 2023 was $8.1 million, or 62% of sales, compared to $4.5 million, also 62 % of sales in the fourth quarter of 2022.

The increase in sales and earnings in the fourth quarter of 2023 primarily reflects the impact of the previously announced addition of the product lines acquired from Honeywell International, Inc. (“Honeywell”) pursuant to an exclusive license and asset acquisition that closed in the third quarter of 2023.

Shahram Askarpour, Chief Executive Officer of IS&S, said, “I am pleased to report our fifth consecutive year of both top and bottom-line growth as a result of one of the best quarters in the Company’s recent history. The results include some customer-directed accelerated shipments of the acquired Honeywell products to mitigate any impacts from potential delivery delays over the next two quarters as equipment and inventory are transferred to IS&S. The ongoing integration of the Honeywell product lines is proceeding well, and we remain confident that annualized revenues will increase by approximately 40% from pre-acquisition levels once operations have been fully integrated in fiscal 2024. The integration of the Honeywell product lines enhances our current product offerings in the Air Transport, Military and Business Aviation Markets and has provided us with an introduction to numerous operators with whom we did not previously have relationships, thereby opening a large new market opportunity for our other products.”

For the fiscal year 2023, the Company generated $2.1 million of cash flow from operations. The Company had $3.1 million of cash on hand as of September 30, 2023, which has increased during the quarter ended December 31, 2023 because of the collection of receivables and the sale of the Company’s King Air aircraft. As of December 19, 2023 the Company’s cash on hand is currently over $8 million.

New orders in the fourth quarter of fiscal 2023 were approximately $12.7 million and were $36.5 million for the full fiscal 2023 year. Backlog as of September 30, 2023, was $13.5 million. Only purchase orders in hand are included in our sales backlog, which primarily consists of orders from our OEM customers that have long-term programs-- Pilatus PC-24, Textron King Air, Boeing T-7 Red Hawk and the Boeing KC-46A. IS&S expects these programs to remain in production for approximately a decade and anticipates that they will continue to generate future sales. Due to their nature, the products licensed from Honeywell do not typically enter into backlog.

Full Year Fiscal 2023 Results

Total revenues for the fiscal year ended September 30, 2023, were $34.8 million, up 26% from $27.7 million for the fiscal year ended September 30, 2022. Net income for fiscal 2023 was $6.0 million, or $0.35 per share, compared to $5.5 million, or $0.32 per share, in fiscal 2022. Net income in fiscal 2022 included a $1.1 million gain on the sale of an asset.

Conference Call

The Company will be hosting a conference call on Thursday, December 21, 2023 at 10:00 AM ET to discuss these results and the Company’s business outlook and product development. Please use the following dial- in number to register your name and Company affiliation for the conference call: 877-451-6152 and ask to join the Innovative Solutions & Support call. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The Company supplies integrated Flight Management Systems (FMS), Auto-Throttle Systems and advanced GPS receivers for precision low carbon footprint navigation.

FORWARD LOOKING STATEMENT DISCLAIMER

In addition to the historical information contained herein, this press release contains “forward-looking statements” within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, statements about future revenue, financial performance and profitability, future business opportunities, , the integration of the Honeywell product lines, including how the product lines enhance our current product offerings in the Air Transport, Military and Business Aviation Markets and have provided us with an introduction to numerous operators with whom we did not previously have a relationship, creating a large new market for many of our other products, the impact of licenses, including the Honeywell license, and the timing of our long-term programs remaining in production and expectations regarding a large new market opportunity for our other products. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions, risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the Company’s ability to efficiently integrate acquired and licensed product lines, including the Honeywell product lines, into its operations; a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the economic and business environments in which the Company operates. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and subsequent reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.
Consolidated Balance Sheets
(unaudited)

	September 30,	September 30,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$3,097,193	$17,250,546
Accounts receivable	9,743,714	4,297,457
Contract asset	487,139	162,742
Inventories	6,139,713	5,349,104
Prepaid inventory	12,069,114	-
Prepaid expenses and other current assets	1,073,012	1,142,470
Asset held for sale	2,063,818	-

Total current assets	34,673,703	28,202,319

Goodwill	3,557,886	-
Intangible assets, net	16,185,321	60,348
Property and equipment, net	7,892,427	6,292,189
Deferred income taxes	456,392	46,487
Other assets	191,722	103,980

Total assets	$62,957,451	$34,705,323

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Current portion of lomg-term debt	$2,000,000	$-
Accounts payable	1,337,275	708,845
Accrued expenses	2,918,325	2,972,275
Contract liability	143,359	259,183

Total current liabilities	6,398,959	3,940,303

Long-term debt	17,500,000	-
Other liabilities	421,508	15,065

Total liabilities	24,320,467	3,955,368

Commitments and contingencies	-	-

Shareholders' equity

Preferred stock, 10,000,000 shares authorized, $.001 par value, of which
200,000 shares are authorized as Class A Convertible stock. No shares issued
and outstanding at September 30, 2021 and 2020	-	-

Common stock, $.001 par value: 75,000,000 shares authorized, 19,543,441 and
19,412,664 issued at September 30, 2023 and 2022, respectively	19,543	19,413

Additional paid-in capital	54,317,265	52,458,121
Retained earnings (accumulated deficit)	5,668,713	(359,042)
Treasury stock, at cost, 2,096,451 shares at September 30, 2023 and at
September 30, 2022	(21,368,537)	(21,368,537)

Total shareholders' equity	38,636,984	30,749,955

Total liabilities and shareholders' equity	$62,957,451	$34,705,323

Innovative Solutions and Support, Inc.
Consolidated Statements of Operations
(unaudited)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2023	2022	2023	2022

Sales	$12,992,596	$7,263,121	$34,808,513	$27,740,695

Cost of sales	4,880,125	2,795,585	13,497,442	11,066,314

Gross profit	8,112,471	4,467,536	21,311,071	16,674,381

Operating expenses:
Research and development	741,579	642,303	3,129,518	2,705,140
Selling, general and administrative	3,718,293	1,527,900	10,822,505	6,753,915
Total operating expenses	4,459,872	2,170,203	13,952,023	9,459,055

Operating income	3,652,599	2,297,333	7,359,048	7,215,326

Interest (expense)	(393,281)	-	(393,281)	-
Interest income	85,693	50,179	518,188	61,051
Other income	19,813	15,931	151,317	65,232

Income before income taxes	3,364,824	2,363,443	7,635,272	7,341,609

Income tax expense	730,202	761,468	1,607,517	1,817,831

Net income	$2,634,622	$1,601,975	$6,027,755	$5,523,778

Net income per common share:
Basic	$0.15	$0.09	$0.35	$0.32
Diluted	$0.15	$0.09	$0.35	$0.32

Weighted average shares outstanding:
Basic	17,400,659	17,256,750	17,411,684	17,256,750
Diluted	17,451,314	17,257,871	17,427,278	17,257,871